Exhibit 10.117

STANDARD FORM LEASE

1. Basic Provisions

1.1 Parties: This Lease, executed in duplicate at Cupertino, California, on June 9, 2005, by and between Mission West Properties, L.P., a Delaware limited partnership, and Equinix Operating Co., Inc., a Delaware Corporation, [a wholly owned subsidiary of Equinix, Inc., a Delaware corporation who’s stock is traded on the Nasdaq (Symbol: EQIX)] hereinafter called respectively Lessor and Lessee, without regard to number or gender.

1.2 Letting: Lessor hereby leases to Lessee, and Lessee hires from Lessor, the Premises, as defined herein, for the term, at the rental and upon all the terms and conditions set forth herein.

1.3 Use: Lessee may use the Premises for the purpose of conducting therein data center, colocation facility, general office, and any other legal activity.

1.4 Premises: The real property with improvements and appurtenances as shown on Exhibit A (the “Premises”) situated in the City of Sunnyvale, County of Santa Clara, State of California, and more particularly described as follows:

The Premises includes an 119,756 square foot building, including all improvements thereto, including the right to use up to 150 exclusive parking spaces, as shown on Exhibit A.1. The address for the Premises is 255 Caspian Drive, Sunnyvale, California. Lessee’s pro-rata share of the Premises is 100%. In the event a building is constructed at 245 Caspian Drive, any costs for maintaining the common ingress and egress between the Premises and 245 Caspian Drive as described on Exhibit A.1 would be shared equally by the Lessee and owner of 245 Caspian Drive. The parties acknowledge that as a part of the Premises Lessee shall have the right to use the roof of the building described above for installation of communications equipment, HVAC equipment or other types of equipment typically installed on roofs in similar types of buildings and shall have a right to use the land around the building described above and as shown on Exhibit A-1 for placement of emergency power generators, accompanying fuel tanks, cabling, wiring and other connective items, subject to applicable governmental approvals.

1.5 Term: The term shall be for one hundred eighty (180) months unless extended pursuant to Section 35 of this Lease (the “Lease Term”), commencing on the Commencement Date as defined in Section 1.11 and ending one hundred eighty (180) months thereafter.

1.6 Rent: Rent shall be payable in monthly installments as described on Exhibit B.

Base rent and CAC as scheduled shall be payable in advance on or before the first day of each calendar month during the Lease Term. The term “Rent,” as used herein, shall be deemed to be and to mean the base monthly rent and all other sums required to be paid by Lessee pursuant to the terms of this Lease. Rent shall be paid in lawful money of the United States of America, without offset or deduction, and shall be paid to Lessor at such place or places as may be designated from time to time by Lessor. Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Upon execution of this Lease, Lessee shall deposit with Lessor the first month’s rent, including estimated CAC and Security Deposit.

1.7 Security Deposit: Upon execution of the Lease, Lessee shall (i) deposit with Lessor the sum of Two Million Dollars ($2,000,000) as a security deposit hereunder (the “Security Deposit”), and (ii) a duly executed guaranty from Equinix, Inc., a Delaware corporation (the “Guarantor”) who’s stock is traded on the Nasdaq (Symbol: EQIX), in the form attached hereto as Exhibit C (the “Guaranty”). At the option of Lessee as an alternative to depositing cash with Lessor for the Security Deposit, Lessee on or before the execution of the Lease can deliver to Lessor an irrevocable standby letter of credit for the sum of Two Million Dollars ($2,000,000) issued by a major U.S. Bank, which shall include Silicon Valley Bank (the “Letter of Credit”). The

Letter of Credit will automatically renew annually with an expiration date sixty (60) days beyond the anniversary of the Lease Commencement Date. If the bank issuing the Letter of Credit does not renew the Letter of Credit at any time during the Lease Term, the bank issuing the Letter of Credit will provide Lessor with sixty (60) days written notice prior to the expiration of the Letter of Credit that the bank will not renew the Letter of Credit. In the event a Letter of Credit is not renewed, Lessee may either (i) deliver a replacement Letter of Credit no less than thirty (30) days prior to the expiration of the previously issued Letter of Credit and upon receipt of the replacement Letter of Credit from Lessee, Lessor will immediately deliver the expiring Letter of Credit to Lessee, or (ii) deposit cash with Lessor for the amount of the Security Deposit no less than thirty (30) days prior to the expiration of the expiring Letter of Credit and upon receipt of the cash Security Deposit from Lessee, Lessor will immediately deliver the expiring Letter of Credit to Lessee. The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of this Lease applicable to Lessee. In the nineteenth (19th) month following the Lease Commencement Date the Security Deposit will be reduced to One Million Five Hundred Thousand Dollars ($1,500,000), subject to: (i) no event of default by Lessee during the preceding 18 month period and (ii) Guarantor’s Tangible Net Worth, defined as total stockholders’ equity less intangible assets prepared in accordance with GAAP as disclosed in the Guarantor’s publicly filed financial statements, is in excess of One Hundred Million Dollars ($100,000,000). In the thirty seventh (37th) month following the Lease Commencement Date the Security Deposit will be reduced to One Million Dollars ($1,000,000), subject to: (i) no event of default by Lessee during the preceding 18 month period and (ii) Guarantor’s Tangible Net Worth is in excess of One Hundred Million Dollars ($100,000,000). If Lessee commits a default as provided for herein, including but not limited to a default with respect to the provisions contained herein relating to the condition of the Premises, Lessor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Lessor may spend by reason of default by Lessee. If any portion of the Security Deposit is so used or applied, Lessee or Guarantor shall, within ten days after written demand therefor, deposit cash or replenish any draw under the Letter of Credit with Lessor in an amount sufficient to restore the Security Deposit to its original amount. Lessee’s or Guarantor’s failure to do so shall be a default as defined herein. Notwithstanding the foregoing, if at any time during the Lease Term: (i) Lessee commits an event of default that is not cured beyond the applicable notice and cure periods provided in the Lease; or (ii) Guarantor’s Tangible Net Worth is less than One Hundred Million Dollars ($100,000,000) the Security Deposit will be increased promptly to Two Million Dollars ($2,000,000). Any attempt by Lessee or Guarantor to transfer or encumber its interest in the Security Deposit shall be null and void.

1.8 Common Area Charges: Lessee shall pay to Lessor, as additional Rent, an amount equal to Lessee’s pro-rata share of the total common area charges of the Premises as defined below (the common area charges for the Premises is referred to herein as (“CAC”)). Lessee shall pay to Lessor as Rent, on or before the first day of each calendar month during the Lease Term, subject to adjustment and reconciliation as provided hereinbelow, the sum of Forty Six Thousand Seven Hundred Four and 84/100’s Dollars ($46,704.84), said sum representing Lessee’s estimated monthly payment of Lessee’s percentage share of CAC and includes a fixed monthly sum of Two Thousand Three Hundred Ninety Five and 00/100’s Dollars ($2,395.00) which represents the long term capital reserve for replacement of parking lot, roof and painting of building exterior (“Capital Reserves”). It is understood and agreed that Lessee’s obligation under this paragraph shall be prorated to reflect the Commencement Date and the end of the Lease Term.

Lessee’s estimated monthly payment of CAC payable by Lessee during the calendar year in which the Lease commences is set forth above. At or prior to the commencement of each succeeding calendar year term (or as soon as practical thereafter), Lessor shall provide Lessee with Lessee’s estimated monthly payment for CAC for the subject calendar year which Lessee shall pay to Lessor as Rent. Within 120 days of the end of each calendar year during the term hereof and within 120 days of the end of the Lease Term, Lessor shall provide Lessee a statement of actual CAC incurred including Capital Reserves expended for the preceding year or other applicable period in the case of a termination year. If such statement shows that Lessee has paid less than its actual percentage, then Lessee shall on demand pay to Lessor the amount of such deficiency. If such statement shows that Lessee has paid more than its actual percentage, then Lessor shall, at its option, promptly refund such excess to Lessee or credit the amount thereof to the Rent next becoming due from Lessee. Lessor reserves the right to revise any estimate of CAC if the actual or projected CAC show an increase or decrease in excess of 10% from an earlier estimate for the same period. In such event, Lessor shall provide a revised estimate to Lessee, together with an explanation of the reasons therefor, and Lessee shall revise its monthly payments accordingly. Lessor’s and Lessee’s obligation with respect to adjustments at the end of the Lease Term or earlier expiration of this Lease shall survive the Lease Term or earlier expiration. Notwithstanding the foregoing, Lessor shall not be entitled to recover for any CAC expense incurred more than twenty-four (24) months prior to the date that the applicable expenses statement for such CAC expenses is delivered to Lessee. During the Term of the Lease or any extensions thereof, the Lessee will have the right to audit the Lessor’s records for the Premises within one (1) year of receipt by the Lessee of the annual statement of actual CAC incurred including Capital Reserves expended. The audit will take place during normal business hours at the Lessor’s office on a date mutually agreed to by the parties and Lessor shall provide reasonable facilities for the conduct of such audit. In the event that such audit shows any additional sums due from Lessee to Lessor on account of CAC expenses, Lessee shall pay such sums at the time of the next payment of Rent hereunder. In the event that such audit shows that Lessee has overpaid any CAC expenses for any year in questions, then Lessee shall be entitled to deduct such overpaid amount from the next payment of Base Rent hereunder, or if this Lease has terminated, Lessor shall, within thirty (30) days of the receipt of such audit, refund such overpaid amount to Lessee. If the audit by the Lessee results in a discrepancy of greater than five percent (5%), Lessor will reimburse Lessee, for Lessee’s reasonable out of pocket costs for the audit.

As used in this Lease, CAC shall include but is not limited to: (i) items as specified in Sections 5(b), 6, 16, 31 and ; (ii) all costs and expenses including but not limited to supplies, materials, equipment and tools used or required in connection with the operation and maintenance of the Premises; (iii) licenses, permits and inspection fees; (iv) all other costs incurred by Lessor in maintaining and operating the Premises; (v) Capital Reserves replacements and government regulations imposed on the Premises not related to Lessee’s use and occupancy of the Premises; and (vi) an amount equal to Five Thousand Nine Hundred Eighty Eight and 00/100’s Dollars ($5,988.00) per month, as compensation for Lessor’s accounting and management services. Lessee shall have the right to review the basis and computation analysis used to derive the CAC applicable to this Lease annually.

1.9 Late Charges: Lessee hereby acknowledges that a late payment made by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges, which may be imposed on Lessor according to the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of base monthly rent or monthly estimate of CAC is not received by Lessor or Lessor’s designee within five (5) days after such amount is due or if any other Rent or other sum payable to Lessor is not received by Lessor or Lessor’s designee within thirty (30) days after Lessor delivers a written notice to Lessee, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payments made by Lessee. Acceptance of such late charges by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor shall it prevent Lessor from exercising any of the other rights and remedies granted hereunder.

1.10 Quiet Enjoyment: Lessor covenants and agrees with Lessee that upon Lessee paying Rent and performing its covenants and conditions under this Lease, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises for the Lease Term, subject, however, to the rights reserved by Lessor hereunder.

1.11 Possession: Possession shall be deemed tendered on October 1, 2005. The Lease Term shall commence October 1, 2005 (the “Commencement Date”). Prior to the Commencement Date, Lessor will grant Lessee access to the Premises at times mutually agreed to by Lessor and Lessee during normal business hours for the purpose of completing any further investigations, inspections, measurements, planning, testing or evaluations, upon Lessee’s execution of the Lease and Lessee’s delivery of the Advance Rent and Security Deposit, and Lessor’s receipt of all required insurance certificates from Lessee.

2. Interior Improvements: Lessor will grant Lessee the right to use the existing furniture, racks, raised flooring, cages, power generating systems, video surveillance cameras, monitors and recorders, and voice and data cabling (including certain additional racks and caging being stored off Premises by Lessor) (the “FF&E”) during the Term of the Lease at no additional cost. Lessor and Lessee will jointly complete a physical inventory at a mutually agreeable time during normal business hours on or before August 31, 2005, of the FF&E as of the date of the Lease which will be incorporated in Exhibit D to this Lease. If Lessee elects to accept FF&E stored off Premises, on or before August 31, 2005, Lessee will move at Lessee’s sole cost and expense the additional racks and caging being stored off Premises by Lessor as of the date of the Lease. Lessee acknowledges that it accepts the existing FF&E in “as is where is” condition, and Lessee is solely responsible for all maintenance, repairs and Required Replacements as defined herein. If Lessee determines prior to or during the Lease Term that it will not use certain FF&E (the “Discarded FF&E”), Lessee will notify Lessor in writing describing the Discarded FF&E. Lessor will have five (5) days to determine if Lessor wants to remove the Discarded FF&E. Lessor’s failure to respond within the five (5) days following the written notice from Lessee will automatically allow Lessee to remove the Discarded FF&E at Lessee’s sole cost and expense. If Lessor decides to accept the Discarded FF&E, Lessor will have up to thirty (30) days to remove the Discarded FF&E at Lessor’s sole cost and expense at a time mutually agreed to by the parties.

2.1 Acceptance Of Premises And Covenants To Surrender: Lessee accepts the Premises and the FF&E in an “AS IS” condition and “AS IS” state of repair, subject to Lessor’s representation that the Premises and FF&E are in Good Condition and Repair as defined herein, and comply with all requirements for occupancy as of the date of this Lease. On or before August 31, 2005, Lessor will complete the re-commissioning of the existing five (5) Hitec generators including the diesel fuel delivery systems, and will inspect and complete any maintenance and repairs of the Mechanical Systems, as defined herein, installed at the Premises as of the date of the Lease. “Mechanical Systems” as used herein shall include but are not limited to the existing cooling towers, air handlers, Liebert units, McQuay units, any other HVAC package units, condenser water pumps, water storage pumps and the mechanical control and monitoring system. Upon completion of the re-commissioning of the Hitec generators and any maintenance and repairs of the Mechanical systems, Lessor will provide Lessee with written notification that the Hitec generators and Mechanical Systems installed at the Premises as of the date of the Lease are in Good Condition and Repair. Lessee agrees on the last day of the Lease Term, or on the sooner termination of this Lease, to surrender the Premises and FF&E to Lessor in Good Condition and Repair. “Good Condition and Repair” shall generally mean that the Premises are in the condition that one would expect the Premises to be in, if throughout the Lease Term Lessee (i) uses and maintains the Premises and FF&E in a commercially reasonable manner and in an accordance with the requirements of this Lease and (ii) makes all Required Replacements. “Required Replacements” are the replacements to nonfunctioning equipment, fixtures, and improvements that a commercially reasonable owner-user would make. All of the following shall be in Good Condition and Repair: (i) the interior walls and floors of all offices and other interior areas, (ii) all suspended ceilings and any carpeting shall be clean and in good condition, (iii) all glazing, windows, doors and door closures, plate glass, and (iv) all electrical systems including light fixtures and ballasts, plumbing, temperature control systems and FF&E. Good Condition and Repair shall not require the replacement of functioning but obsolete FF&E. Lessee, on or before the end of the Lease Term or sooner termination of this Lease, shall remove all its personal property and trade fixtures from the Premises, and all such property not so removed shall be deemed to be abandoned by Lessee, Lessee shall reimburse Lessor for all disposition costs incurred by Lessor relative to

Lessee’s abandoned property. If the Premises are not surrendered at the end of the Lease Term or earlier termination of this Lease, Lessee shall indemnify Lessor against loss or liability resulting from any delay caused by Lessee in surrendering the Premises including, without limitation, any claims made by any succeeding Lessee founded on such delay.

3. Uses Prohibited: Lessee shall not commit, or suffer to be committed, any waste upon the Premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant around the buildings in which the subject Premises are located or allow any sale by auction upon the Premises, or allow the Premises to be used for any purposes not permitted hereunder, or place any loads upon the floor, walls, or ceiling which may endanger the structure, or use any machinery or apparatus which will in any manner vibrate or shake the Premises or the building of which it is a part, or place any harmful liquids in the drainage system of the building. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises outside of the building proper. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain on any portion of the Premises outside of the building structure, unless approved by the local, state federal or other applicable governing authority. Lessor consents to Lessee’s use of materials which are incidental to the normal, day-to-day operations of any similar user, such as fuel tanks for emergency generators, fire suppression systems, copier fluids, cleaning materials, etc., but this does not relieve Lessee of any of its obligations not to contaminate the Premises and related real property or violate any Hazardous Materials Laws.

4. Alterations And Additions: Lessee shall not make, or suffer to be made, any alteration or addition to said Premises, or any part thereof, without the express, advance written consent of Lessor; any addition or alteration to said Premises, except movable furniture and trade fixtures, shall become at once a part of the realty and belong to Lessor at the end of the Lease Term or earlier termination of this Lease. Alterations and additions which are not deemed as trade fixtures shall include HVAC systems, lighting systems, electrical systems, partitioning, carpeting, or any other installation which has become an integral part of the Premises. Lessee agrees that it will not proceed to make such alterations or additions until all required government permits have been obtained and after having obtained consent from Lessor to do so, until five (5) days from the receipt of such consent, so that Lessor may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Lessee’s improvements. Lessee shall at all times permit such notices to be posted and to remain posted until the completion of work. At the end of the Lease Term or earlier termination of this Lease, Lessee shall remove and shall be required to remove its special tenant improvements, all related equipment, and any additions or alterations installed by Lessee at or during the Lease Term and Lessee shall return the Premises to the condition that existed before the installation of the tenant improvements and repair any damage relating to such removal. Notwithstanding the above, Lessor agrees to allow any reasonable alterations and improvements and will use its best efforts to notify Lessee at the time of approval if such improvements or alterations are to be removed at the end of the Lease Term or earlier termination of this Lease. Notwithstanding the foregoing, Lessee may make alterations (including removal and rearrangement of the prior alterations) which do not affect the building systems, exterior appearance, structural components or structural integrity, which do not exceed collectively One Hundred Thousand Dollars ($100,000) in cost within any twelve (12) month period, without Lessor’s prior written consent. Lessee is responsible to deliver at Lessee’s sole cost and expense all as built drawings to Lessor (one set of CAD and one hardcopy), any applicable permits and certificates of occupancy that are issued upon completion of any alteration(s) by Lessee. Lessor has reviewed and approved the initial alterations contemplated by Lessee as described on Exhibit E (the “Initial Alterations”), and acknowledges that such Initial Alterations shall not require further approval by Lessor but that Lessee shall deliver to Lessor the CAD and hardcopy of the as built drawings and any permits for such Initial Alterations upon completion thereof, as required above. Notwithstanding the foregoing, (i) Lessee shall have no obligation to remove such Initial Alterations upon the expiration of the term hereof or to return the Premises to the condition existing prior to the installation of such Initial Alterations, and (ii) if Lessee exercises its first option to extend the Lease Term, as defined herein, for an additional sixty (60) months (i.e., months 181 through 240), Lessee will neither have the obligation to remove any other alterations or improvements made during the term hereof, nor return the Premises to the condition that existed before the alterations or installation of the improvements completed by Lessee during the Lease Term or any extensions thereof.

5. Maintenance of Premises:

(a) Lessee shall at its sole cost and expense keep, repair, and maintain the interior of the Premises in Good Condition and Repair, including, but not limited to, the interior walls and floors of all offices and other interior areas, doors and door closures, all lighting systems, temperature control systems, plumbing systems, fire monitoring services, raised computer flooring, life safety systems, mechanical systems, and power generating systems, including any Required Replacements. Lessee shall provide interior and exterior window washing as needed.

(b) Lessor shall, at Lessee’s expense, keep, repair, and maintain in Good Condition and Repair, including replacements, the following, which shall be included in the monthly CAC:

1. The exterior of the building, any appurtenances and every part thereof, including but not limited to, glazing, sidewalks, parking areas, electrical systems, and painting of exterior walls. The parking lot is to receive a finish coat every five to seven years.

2. Intentionally omitted.

3. The landscaping by a landscape contractor to water, maintain, trim and replace, when necessary, any shrubbery, irrigation parts, and landscaping at the Premises.

4. The roof membrane by a service contract with a licensed reputable roofing contractor which contract shall provide for a minimum of semi-annual maintenance, cleaning of storm gutters, drains, removing of debris, and trimming overhanging trees, repair of the roof and application of a finish coat every five years to the building at the Premises.

5. Exterior pest control.

6. Intentionally omitted.

7. Parking lot sweeping.

Lessee has the right to directly secure, supervise and pay for the items in this Section 5(b) 1 through 7 by delivering a written notice to Lessor at least thirty (30) days in advance, and as long as such actions result in comparable services being provided. To the extent Lessee elects to have direct control, supervision and payment of all or a portion of the CAC, Lessee will provide Lessor customary proof of payment and/or maintenance records contemporaneously, as applicable, relating to the CAC in Lessee’s direct control, supervision and payment. Notwithstanding the foregoing or any other provision of this Lease, Lessee, at Lessee’s sole cost and expense, has the right to complete any necessary emergency repairs covered by the CAC’s to mitigate damage to the Premises or avoid any disruption of their business. Following the Lessee’s completion of any necessary emergency repairs, Lessee will promptly notify Lessor in writing of the emergency repairs that were completed.

(c) Lessee hereby waives any and all rights to make repairs at the expense of Lessor as provided in Section 1942 of the Civil Code of the State of California, and all rights provided for by Section 1941 of said Civil Code.

(d) Lessor shall be responsible for the repair of any structural defects in the Premises including the roof structure (not membrane), exterior walls and foundation during the Lease Term.

6. Insurance:

A) Hazard Insurance: Lessee shall not use, or permit said Premises, or any part thereof, to be used, for any purpose other than that for which the Premises are hereby leased; and no use shall be made or permitted to be made of the Premises, nor acts done, which may cause a cancellation of any insurance policy covering the Premises, or any part thereof. Lessee shall comply with any and all requirements, pertaining to said Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and extended coverage insurance, covering the Premises, including the proper maintenance, repairs, monitoring or replacement, as required, for the underground or any above ground diesel fuel storage tanks. Lessor shall, at Lessee’s sole cost and expense, purchase and keep in force fire and extended coverage insurance, covering loss or damage to the Premises in an amount equal to the full replacement cost of the Premises, as determined by Lessor, with proceeds payable to Lessor. In the event of a loss per the insurance provisions of this paragraph, Lessee shall be responsible for deductibles up to a maximum of $10,000 per occurrence. Lessee acknowledges that the insurance referenced in this paragraph does not include coverage for Lessee’s personal property.

B) Loss of Rents Insurance: Lessor shall, at Lessee’s sole cost and expense, purchase and maintain in full force and effect, a policy of rental loss insurance, in an amount equal to the amount of Rent payable by Lessee commencing within sixty (60) days of the date of the loss or on the date of loss if reasonably available for the next ensuing one (1) year, as reasonably determined by Lessor with proceeds payable to Lessor (“Loss of Rents Insurance”).

C) Liability and Property Damage Insurance: Lessee, as a material part of the consideration to be rendered to Lessor, hereby waives all claims against Lessor and Lessor’s Agents for damages to goods, wares and merchandise, and all other personal property in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises, from any cause arising at any time, and Lessee will hold Lessor and Lessor’s Agents exempt and harmless from any damage or injury to any person, or to the goods, wares, and merchandise and all other personal property of any person, arising from the use or occupancy of the Premises by Lessee, or from the failure of Lessee to keep the Premises in Good Condition and Repair, as herein provided, except such as may have been caused by the gross negligence or willful misconduct of Lessor. Lessee shall, at Lessee’s sole cost and expense, purchase and keep in force a standard policy of commercial general liability insurance and property damage policy covering the Premises and all related areas insuring the Lessee having a combined single limit for both bodily injury, death and property damage in an amount not less than Five Million and 00/100’s Dollars ($5,000,000.00) and Lessee’s insurance shall be primary. The limits of said insurance shall not, however, limit the liability of Lessee hereunder. Lessee shall, at its sole cost and expense, comply with all of the insurance requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to Lessee’s use and occupancy of the said Premises.

D) Personal Property Insurance: Lessee shall obtain, at Lessee’s sole cost and expense, a policy of fire and extended coverage insurance including coverage for direct physical loss special form, and a sprinkler leakage endorsement insuring the personal property of Lessee. The proceeds from any personal property damage policy shall be payable to Lessee.

All insurance policies required or described in 6 A) through 6 D) above shall: (i) provide for a certificate of insurance evidencing the insurance required herein, being delivered by Lessor or Lessee, as applicable, to the other party within ten (10) days prior to the Commencement Date, and annually thereafter, (ii) be in a form reasonably satisfactory to Lessor and shall provide the coverage required by Lessee in this Lease, (iii) be carried with companies with a Best Rating of A minimum, (iv) specifically provide that such policies shall not be subject to cancellation or any material adverse change in conditions or limit of liability except after 30 days prior written notice to Lessor or Lessee, as applicable, (v) name Lessor, Lessor’s lender, and any other party with an insurable interest in the Premises as additional insureds by endorsement to policy, and (vi) shall be primary.

Lessee agrees to pay to Lessor, as additional Rent, on demand, the full cost of the insurance polices referenced in 6 A) and 6 B) above as evidenced by insurance billings to Lessor which shall be included in the CAC. If Lessee does not occupy the entire Premises, the insurance premiums shall be allocated to the portion of the Premises occupied by Lessee on a pro-rata square footage or other equitable basis, as determined by Lessor. It is agreed that Lessee’s obligation under this paragraph shall be prorated to reflect the Commencement Date and the end of the Lease Term. Lessee has the right to directly secure, supervise and pay for the insurance policies referenced in 6 A) and 6 B) above by delivering a written notice to Lessor at least sixty (60) days in advance of Lessor’s insurance policy year end, and as long as such actions result in coverages and deductibles being provided that are at least the same or better than Lessor’s existing insurance policies coverages and deductibles. To the extent Lessee elects to have direct control, supervision and payment of the insurance policies referenced in 6 A) and 6 B) above, Lessee shall: (i) provide for a certificate of insurance evidencing the insurance required herein, being deposited with Lessor ten (10) days prior to the Commencement Date, and upon each renewal, such certificates shall be provided thirty (30) days prior to the expiration date of such coverage, (ii) be in a form reasonably satisfactory to Lessor and shall provide the coverage required by Lessee in this Lease, (iii) be carried with companies with a Best Rating of A minimum, (iv) specifically provide that such policies shall not be subject to cancellation, reduction of coverage, or other change except after thirty (30) days prior written notice to Lessor, (v) name Lessor, Lessor’s lender, and any other party with an insurable interest in the Premises as additional insureds by endorsement to policy, and (vi) shall be primary.

Lessor and Lessee hereby waive any rights each may have against the other related to any loss or damage caused to Lessor or Lessee as the case may be, or to the Premises or its contents, and which may arise from any risk covered by fire and extended coverage insurance and those risks required to be covered under Lessee’s personal property insurance. The parties shall provide that their respective insurance policies insuring the property or the personal property include a waiver of any right of subrogation which said insurance company may have against Lessor or Lessee, as the case may be.

7. Abandonment: Lessee shall not vacate or abandon the Premises at any time during the Lease Term; and if Lessee shall abandon, vacate or surrender said Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Premises shall be deemed to be abandoned, at the option of Lessor. Notwithstanding the above, the Premises shall not be considered vacated or abandoned, regardless of whether Lessee actually occupies the Premises, if Lessee maintains the Premises in Good Condition and Repair, provides security and is not in default.

8. Free From Liens: Lessee shall keep the subject Premises and the property in which the subject Premises are situated, free from any and all liens including but not limited to liens arising out of any work performed, materials furnished, or obligations incurred by Lessee. However, the Lessor shall allow Lessee to contest a lien claim, so long as the claim is discharged prior to any foreclosure proceeding being initiated against the property and provided Lessee provides Lessor a bond if the lien exceeds $5,000.

9. Compliance With Governmental Regulations: Lessee shall, at its sole cost and expense, comply with all of the requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Premises, and shall faithfully observe in the use and occupancy of the Premises all local and municipal ordinances and state and federal statutes now in force or which may hereafter be in force. Notwithstanding the foregoing, Lessor shall be responsible for the compliance with governmental regulations for any structural components in the Premises as defined by Section 5(d), unless the compliance is caused by damage due to Lessee or Lessee’s Agent’s negligence, or Lessee’s alteration, improvements or addition to the Premises as defined herein.

10. Intentionally Omitted.

11. Advertisements and Signs: Lessee shall not place or permit to be placed, in, upon or about the Premises any unusual or extraordinary signs, or any signs not approved by the city, local, state, federal or other applicable governing authority. Lessee shall not place, or permit to be placed upon the Premises, any signs, advertisements or notices without the written consent of the Lessor, and such consent shall not be unreasonably withheld. A sign so placed on the Premises shall be so placed upon the understanding and agreement that Lessee will remove same at the end of the Lease Term or earlier termination of this Lease and repair any damage or injury to the Premises caused thereby, and if not so removed by Lessee, then Lessor may have the same removed at Lessee’s expense. Lessor shall not place any signs on the Premises or on any other property of Lessor indicating Lessee’s occupation of the Premises.

12. Utilities: Lessee shall pay for all water, gas, heat, light, power, telephone, voice or data transmission, and other utilities supplied to the Premises during the Term of the Lease or any extensions thereof. Any charges for sewer usage, PG&E and telephone site service or related fees shall be the obligation of Lessee and paid for by Lessee. Such services shall be separately metered to Lessee. Lessor and Lessee agree that Lessor shall not be liable to Lessee for any disruption in any of the utility services to the Premises.

13. Attorney’s Fees: In case suit should be brought for the possession of the Premises, for the recovery of any sum due hereunder, because of the breach of any other covenant herein, or to enforce, protect, or establish any term, conditions, or covenant of this Lease or the right of either party hereunder, the losing party shall pay to the Prevailing Party reasonable attorney’s fees which shall be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. The term “Prevailing Party” shall mean the party that received substantially the relief requested, whether by settlement, dismissal, summary judgment, judgment, or otherwise.

14. Default

14.1 Lessee Default: The occurrence of any of the following shall constitute a default and breach of this Lease by Lessee: a) Any failure by Lessee to pay Rent or to make any other payment due under this Lease within three (3) business days of written notice from Lessor; b) The abandonment or vacation of the Premises by Lessee except as provided in Section 7; c) A failure by Lessee to observe and perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for thirty (30) days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of such default is such that the same cannot be reasonably cured within such thirty (30) day period, Lessee shall not be deemed to be in default if Lessee shall, within such period, commence such cure and thereafter diligently prosecute the same to completion; d) The making by Lessee of any general assignment for the benefit of creditors; the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy; e) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets or Lessee’s interest in this Lease, or the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease.

14.2 Surrender Of Lease: In the event of any such default by Lessee, then in addition to any other remedies available to Lessor at law or in equity, Lessor shall have the immediate option to terminate this Lease before the end of the Lease Term and all rights of Lessee hereunder, by giving written notice of such intention to terminate. In the event that Lessor terminates this Lease due to a default of Lessee, then Lessor may recover from Lessee: a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus b) the worth at the time of award of unpaid Rent which would have been earned after termination until the time of award exceeding the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus d) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and e) at Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law. As used in (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the rate of Wells Fargo’s prime rate plus two percent (2%) per annum. As used in (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

14.3 Right of Entry and Removal: In the event of any such default by Lessee, Lessor shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee.

14.4 Abandonment: In the event of the vacation or abandonment, except as provided in Section 7, of the Premises by Lessee or in the event that Lessor shall elect to re-enter as provided in paragraph 14.3 above or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, and Lessor does not elect to terminate this Lease as provided in Section 14.2 above, then Lessor may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental rates and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable with the right to make alterations and repairs to the Premises. In the event that Lessor elects to relet the Premises, then Rent received by Lessor from such reletting shall be applied; first, to the payment of any indebtedness other than Rent due hereunder from Lessee to Lessor; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied to the payment of future Rent as the same may become due and payable hereunder. Should that portion of such Rent received from such reletting during any month, which is applied by the payment of Rent hereunder according to the application procedure outlined above, be less than the Rent payable during that month by Lessee hereunder, then Lessee shall pay such deficiency to Lessor immediately upon demand therefor by Lessor. Such deficiency shall be calculated and paid monthly. Lessee shall also pay to Lessor, as soon as ascertained, any costs and expenses incurred by Lessor in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

14.5 No Implied Termination: No re-entry or taking possession of the Premises by Lessor pursuant to Section 14.3 or Section 14.4 of this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Lessor because of any default by Lessee, Lessor may at any time after such reletting elect to terminate this Lease for any such default.

15. Surrender Of Lease: The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or sub tenancies, or may, at the option of Lessor, operate as an assignment to him of any or all such subleases or sub tenancies.

16. Taxes: Lessee shall pay and discharge punctually and when the same shall become due and payable without penalty, all real estate taxes, personal property taxes, taxes based on vehicles utilizing parking areas in the Premises, taxes computed or based on rental income (other than federal, state and municipal net income taxes), environmental surcharges, privilege taxes, excise taxes, business and occupation taxes, school fees or surcharges, gross receipts taxes, sales and/or use taxes, employee taxes, occupational license taxes, water and sewer taxes, assessments (including, but not limited to, assessments for public improvements or benefit), assessments for local improvement and maintenance districts, and all other governmental impositions and charges of every kind and nature whatsoever, regardless of whether now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing (all of the foregoing being hereinafter collectively called “Tax” or “Taxes”) which, at any time during the Lease Term, shall be applicable or against the Premises, or shall become due and payable and a lien or charge upon the Premises under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental authority whatsoever. The term “Environmental Surcharge” shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy in regard to the use, operation or occupancy of the Premises. The term “Tax” shall include, without limitation, all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever (i) in whole or in part on the Rent payable by Lessee under this Lease, (ii) upon or with respect to the use, possession, occupancy, leasing, operation or management of the Premises, (iii) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises, (iv) upon Lessee’s business operations conducted at the Premises, (v) upon, measured by or reasonably attributable to the cost or value of Lessee’s equipment, furniture, fixtures and other personal property located on the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Lessee, regardless of whether title to such improvements shall be in Lessor or Lessee, or (vi) in lieu of or equivalent to any Tax set forth in this Section 16. In the event any such Taxes are payable by Lessor and it shall not be lawful for Lessee to reimburse Lessor for such Taxes, then the Rent payable thereunder shall be increased to net Lessor the same net rent after imposition of any such Tax upon Lessor as would have been payable to Lessor prior to the imposition of any such Tax. It is the intention of the parties that Lessor shall be free from all such Taxes and all other governmental impositions and charges of every kind and nature whatsoever. However, nothing contained in this Section 16 shall require Lessee to pay any Federal or State income, franchise, estate, inheritance, succession, transfer or excess profits tax imposed upon Lessor. If any general or special assessment is levied and assessed against the Premises, Lessor agrees to use its best reasonable efforts to cause the assessment to become a lien on the Premises securing repayment of a bond sold to finance the improvements to which the assessment relates which is payable in installments of principal and interest over the maximum term allowed by law. It is understood and agreed that Lessee’s obligation under this paragraph will be prorated to reflect the Commencement Date and the end of the Lease Term. It is further understood that if Taxes cover the Premises and Lessee does not occupy the entire Premises, the Taxes will be allocated to the portion of the Premises occupied by Lessee based on a pro-rata square footage or other equitable basis, as determined by Lessor. Real estate taxes billed by Lessor to Lessee shall be included in the monthly CAC.

Subject to any limitations or restrictions imposed by any deeds of trust or mortgages now or hereafter covering or affecting the Premises, Lessee shall have the right to contest or review the amount or validity of any Tax by appropriate legal proceedings but which is not to be deemed or construed in any way as relieving, modifying or extending Lessee’s covenant to pay such Tax at the time and in the manner as provided in this Section 16. However, as a condition of Lessee’s right to contest, if such contested Tax is not paid before such contest and if the legal proceedings shall not operate to prevent or stay the collection of the Tax so contested, Lessee shall, before instituting any such proceeding, protect the Premises and the interest of Lessor and of the beneficiary of a deed of trust or the mortgagee of a mortgage affecting the Premises against any lien upon the Premises by (i) posting a surety bond, issued by an insurance company acceptable to Lessor and in an amount equal to one and one-half (1 1/2) times the amount contested or, at Lessor’s option, the amount of the contested Tax and the interest and penalties in connection therewith; or (ii) pay the amount due under protest. Any contest as to the validity or amount of any Tax, whether before or after payment, shall be made by Lessee in Lessee’s own name, or if required by law, in the name of Lessor or both Lessor and Lessee. Lessee shall defend, indemnify and hold harmless Lessor from and against any and all costs or expenses, including attorneys’ fees, in connection with any such proceedings brought by Lessee, whether in its own name or not. Lessee shall be entitled to retain any refund of any such contested Tax and penalties or interest thereon which has been paid by Lessee. Nothing contained herein shall be construed as affecting or limiting Lessor’s right to contest any Tax at Lessor’s expense.

17. Notices: Unless otherwise provided for in this Lease, any and all written notices or other communication (the “Communication”) to be given in connection with this Lease shall be given in writing and shall be given by personal delivery, facsimile transmission or by mailing by registered or certified mail with postage thereon or recognized overnight courier, fully prepaid, in a sealed envelope addressed to the intended recipient as follows:

(a)	To the Lessor at:	10050 Bandley Drive
Cupertino, California 95014
		Attention:	Carl E. Berg
Raymond V. Marino
Fax No: (408) 725-1626

(b)	To the Lessee at:	301 Velocity Way, Fifth Floor
Foster City, CA 94404
		Attention:	Director of Real Estate
General Counsel
Fax No: (650) 513-7913

or such other addresses, facsimile number or individual as may be designated by a Communication given by a party to the other parties as aforesaid. Any Communication given by personal delivery shall be conclusively deemed to have been given and received on a date it is so delivered at such address provided that such date is a business day, otherwise on the first business day following its receipt, and if given by registered or certified mail, on the day on which delivery is made or refused or if given by recognized overnight courier, on the first business day following deposit with such overnight courier and if given by facsimile transmission, on the day on which it was transmitted provided such day is a business day, failing which, on the next business day thereafter.

18. Entry By Lessor: Upon twenty-four (24) hour advance notice by Lessor, Lessee shall permit Lessor and its agents to enter into and upon said Premises at all reasonable times using the minimum amount of interference and inconvenience to Lessee and Lessee’s business, subject to any security regulations of Lessee, for the purpose of inspecting the same or for the purpose of maintaining the building in which said Premises are situated, or for the purpose of making repairs, alterations or additions to any other portion of said building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, without any rebate of Rent and without any liability to Lessee for any loss of occupation or quiet enjoyment of the Premises; and shall permit Lessor and his agents, at any time within ninety (90) days prior to the end of the Lease Term, to place upon said Premises any usual or ordinary “For Sale” or “For Lease” signs and exhibit the Premises to prospective tenants at reasonable hours. Lessor acknowledges that, unless otherwise agreed to by Lessee, Lessor, or its agents, must be accompanied by a representative of Lessee during the entire period of any such entry onto the Premises. All such entries shall be during normal business hours, to the extent reasonably feasible.

19. Destruction Of Premises: In the event of a partial destruction of the said Premises during the Lease Term from any cause which is covered by Lessor’s property insurance, Lessor shall forthwith repair the same, provided such repairs can be made within one (1) year after receipt of building permit under the laws and regulations of State, Federal, County, or Municipal authorities, but such partial destruction shall in no way annul or void this Lease, except that Lessee shall be entitled to a proportionate reduction of Rent commencing with the date of such casualty while such repairs are being made to the extent that portion of the Premises are rendered unusable for Lessee’s purposes hereunder. With respect to any partial destruction which Lessor is obligated to repair or may elect to repair under the terms of this paragraph, the provision of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by Lessee. In the event that the building in which the subject Premises may be situated is destroyed to an extent greater than forty percent (40%) of the replacement cost thereof, Lessor or Lessee may, at their respective options, elect to terminate this Lease by written notice to the other party delivered within forty five (45) days of such casualty, whether the subject Premises is insured or not. A total destruction of the building in which the subject Premises are situated shall terminate this Lease. Notwithstanding the above, Lessor is only obligated to repair or rebuild to the extent of available insurance proceeds including any deductible amount paid by Lessee. Should Lessor determine that insufficient or no insurance proceeds are available for repair or reconstruction of Premises, Lessor, at its sole option, may terminate the Lease. Lessee shall have the option of continuing this Lease by agreeing to pay all repair costs to the subject Premises less any available insurance proceeds.

20. Assignment And Subletting: Lessee shall not assign this Lease, or any interest therein, and shall not sublet the said Premises or any part thereof, or any right or privilege appurtenant thereto, or cause any other person or entity, to occupy or use the Premises, or any portion thereof, without the advance written consent of Lessor which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the above, Lessee may, without the consent of Lessor, assign this Lease or sublet all or any part of the Premises to a bona fide subsidiary or affiliate of Lessee, an entity in which or with which Lessee merges or an entity which acquires all or substantially all of the assets of Lessee (“Excepted Party”). Any such assignment or subletting requiring Lessor’s consent made without Lessor’s consent shall be void, and shall, at the option of the Lessor, terminate this Lease. This Lease shall not, nor shall any interest therein, be assignable, as to the interest of Lessee, by operation of law, without the written consent of Lessor. Notwithstanding Lessor’s obligation to provide reasonable approval, Lessor reserves the right to withhold its consent for any proposed sublessee or assignee of Lessee if the proposed sublessee or assignee is a user or generator of Hazardous Materials, except as specifically provided hereunder. If Lessee desires to assign its rights under this Lease or to sublet all or any part of the Premises to a party other than an Excepted Party, Lessee shall first notify Lessor of the proposed terms and conditions of such assignment or subletting. Lessee and Lessor shall split equally (50/50) the Bonus Rent, as hereafter defined, actually received by the Lessee in connection with any subletting or assignment to a party other than an Excepted Party. As used herein “Bonus Rent” shall mean the consideration received by the Lessee for the subleasing of the sublet premises or the assignment of this Lease, less the amounts that remain payable by the Lessee under this Lease with respect to the affected portions of the Premises, less reasonable broker and attorney costs associated with the transaction, and less the cost that Lessee is required to incur to perform its obligations under such sublease or assignment, including without limitation, any reasonable out of pocket lease assumption costs, free rent, and improvement costs amortized over the term of the sublease or assignment. Notwithstanding the foregoing, or any other contrary provision of this Lease, Lessee shall have the right, without the consent of Lessor, to enter into subleases, licenses or other similar arrangements with its customers, consistent with the custom and practice of the telecommunications industry, to “co-locate” such customers’ telecommunications equipment within the Premises or to otherwise occupy a portion of the Premises and to allow such customers to avail themselves of the services consistent with the permitted uses of the Premises. Any such sublease, license or customer agreement shall be subject and subordinate in all respects to all of the terms of this Lease but shall not require any prior consent or notice to the Lessor and shall not be subject to the provisions above regarding Bonus Rent. Whether or not Lessor’s consent to a sublease or assignment is required, in the event of any sublease or assignment, Lessee shall be and shall remain primarily liable for the performance of all conditions, covenants, and obligations of Lessee hereunder and, in the event of a default by an assignee or sublessee, Lessor may proceed directly against the original Lessee hereunder and/or any other predecessor of such assignee or sublessee without the necessity of exhausting remedies against said assignee or sublessee. If Lessee merges or sells substantially all of its assets and the net worth of the resulting entity is substantially less than that of Lessee, such sale shall be a default under this Lease unless approved by Lessor.

21. Condemnation: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and a part thereof remains which is susceptible of occupation hereunder and is sufficient to allow Lessee to reasonably conduct its business thereon, this Lease shall as to the part so taken, terminate as of the date title vests in the condemnor or purchaser, and the Rent payable hereunder shall be adjusted so that the Lessee shall be required to pay for the remainder of the Lease Term only that portion of Rent as the value of the part remaining. The rental adjustment resulting will be computed at the same Rental rate for the remaining part not taken; however, Lessor or Lessee shall have the option to terminate this Lease as to the portion taken as of the date when title to the part so taken vests in the condemnor or purchaser. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for Lessee to reasonably conduct its business thereon, this Lease shall thereupon terminate. If a part or all of the Premises is taken, except as provided in the final sentence of this paragraph all compensation awarded to Lessor upon such taking shall be payable to the Lessor. To the extent Lessor receives compensation upon such taking and the Lease is not terminated pursuant to the preceding provisions of this paragraph, Lessor shall complete any necessary repairs to the Premises reasonably necessary to allow Lessee to reasonably conduct its business. Nothing herein shall limit Lessee’s right to file a separate claim in any such condemnation proceeding and be entitled to any award granted to Lessee.

22. Effects Of Conveyance: The term “Lessor” as used in this Lease, means only the owner for the time being of the land and building constituting the Premises, so that, in the event of any sale of said land or building, or in the event of a Lease of said building, Lessor shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser of any such sale, or the Lessor of the building, that the purchaser or lessor of the building has assumed and agreed to carry out any and all covenants and obligations of the Lessor hereunder. If any security is given by Lessee to secure the faithful performance of all or any of the covenants of this Lease on the part of Lessee, Lessor may transfer and deliver the security, as such, to the purchaser at any such sale of the building, and thereupon the Lessor shall be discharged from any further liability.

23. Subordination: This Lease, in the event Lessor notifies Lessee in writing, shall be subordinate to any ground lease, deed of trust, or other hypothecation for security now or hereafter placed upon the real property at which the Premises are a part and to any and all advances made on the security thereof and to renewals, modifications, replacements and extensions thereof. Lessee agrees to promptly execute any reasonable documents which may be required to effectuate such subordination. Notwithstanding such subordination, if Lessee is not in default and so long as Lessee shall pay the Rent and observe and perform all of the provisions and covenants required under this Lease, Lessee’s right to quiet possession of the Premises shall not be disturbed or effected by any subordination.

24. Waiver: The waiver by Lessor or Lessee of any breach of any term, covenant or condition, herein contained shall not be construed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition therein contained. The subsequent acceptance of Rent hereunder by Lessor shall not be deemed to be a waiver of Lessee’s breach of any term, covenant, or condition of the Lease.

25. Holding Over: Any holding over after the end of the Lease Term requires Lessor’s written approval prior to the end of the Lease Term, which, notwithstanding any other provisions of this Lease, Lessor may withhold. Such holding over shall be construed to be a tenancy at sufferance from month to month. Lessee shall pay to Lessor monthly base rent equal to one and one-half (1.5) times the monthly base rent installment due in the last month of the Lease Term and all other additional rent and all other terms and conditions of the Lease shall apply, so far as applicable. Holding over by Lessee without written approval of Lessor shall subject Lessee to the liabilities and obligations provided for in this Lease and by law, including, but not limited to those in Section 2.1 of this Lease. Lessee shall indemnify and hold Lessor harmless against any loss or liability resulting from any delay caused by Lessee in surrendering the Premises, including without limitation, any claims made or penalties incurred by any succeeding lessee or by Lessor. No holding over shall be deemed or construed to exercise any option to extend or renew this Lease in lieu of full and timely exercise of any such option as required hereunder.

26. Lessor’s Liability: If Lessee should recover a money judgment against Lessor arising in connection with this Lease, the judgment shall be satisfied only out of the Lessor’s interest in the Premises and neither Lessor nor any of its partners shall be liable personally for any deficiency.

27. Estoppel Certificates: Lessee and Lessor shall at any time during the Lease Term, upon not less than ten (10) days prior written notice from the other party, execute and deliver to the requesting party a statement in writing certifying that, this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the dates to which the Rent and other charges have been paid in advance, if any, and acknowledging that there are not, to the party completing the Estoppel knowledge, any uncured defaults on the part of requesting party hereunder or specifying such defaults if they are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Lessee’s or Lessor’s failure to deliver such a statement within such time shall be conclusive upon the party that fails to deliver such a statement that (a) this Lease is in full force and effect, without modification except as may be represented by the party requesting the statement; and (b) there are no uncured defaults in party’s performance that requested the Estoppel.

28. Time: Time is of the essence of the Lease.

29. Captions: The headings on titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof. This instrument contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner than by an agreement in writing signed by all of the parties hereto or their respective successors in interest.

30. Party Names: Landlord and Tenant may be used in various places in this Lease as a substitute for Lessor and Lessee respectively.

31. Earthquake (DIC) and Flood Insurance: Lessee agrees that it will pay, as additional Rent, which is included in the estimated CAC, Twenty Two Thousand Seven Hundred Fifty Three and 64/100’s Dollars ($22,753.64) per month for earthquake (DIC) and flood insurance. Lessee has the right to directly secure, supervise and pay for the Earthquake (DIC) and Flood Insurance by delivering a written notice to Lessor at least thirty (30) days in advance, and as long as such actions result in comparable coverages being provided. To the extent Lessee elects to have direct control, supervision and payment of the insurance policies referenced in this Section Lessee shall: (i) provide for a certificate of insurance evidencing the insurance required herein, being deposited with Lessor ten (10) days prior to the Commencement Date, and upon each renewal, such certificates shall be provided thirty (30) days prior to the expiration date of such coverage, (ii) be in a form reasonably satisfactory to Lessor and shall provide the coverage required by Lessee in this Lease, (iii) be carried with companies with a Best

Rating of A minimum, (iv) specifically provide that such policies shall not be subject to cancellation, reduction of coverage, or other change except after thirty (30) days prior written notice to Lessor, (v) name Lessor, Lessor’s lender, and any other party with an insurable interest in the Premises as additional insureds by endorsement to policy, and (vi) shall be primary.

32. Habitual Default: Notwithstanding anything to the contrary contained in Section 14 herein, Lessor and Lessee agree that if Lessee shall have defaulted in the payment of Rent for two or more times during any twelve month period during the Lease Term, then such conduct shall, at the option of the Lessor, represent a separate event of default which cannot be cured by Lessee. Lessee acknowledges that the purpose of this provision is to prevent repetitive defaults by the Lessee under the Lease, which constitute a hardship to the Lessor and deprive the Lessor of the timely performance by the Lessee hereunder.

33. Hazardous Materials

33.1 Definitions: As used in this Lease, the following terms shall have the following meaning:

a. The term “Hazardous Materials” shall mean (i) polychlorinated biphenyls; (ii) radioactive materials and (iii) any chemical, material or substance now or hereafter defined as or included in the definitions of “hazardous substance” “hazardous water”, “hazardous material”, “extremely hazardous waste”, “restricted hazardous waste” under Section 25115, 25117 or 15122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (iv) defined as “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substances Account Act), (v) defined as “hazardous material”, “hazardous substance”, or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release, Response, Plans and Inventory), (vi) defined as a “hazardous substance” under Section 25181 of the California Health and Safety Code, Division 20l, Chapter 6.7 (Underground Storage of Hazardous Substances), (vii) petroleum, (viii) asbestos, (ix) listed under Article 9 or defined as “hazardous” or “extremely hazardous” pursuant to Article II of Title 22 of the California Administrative Code, Division 4, Chapter 20, (x) defined as “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq. or listed pursuant to Section 1004 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (xi) defined as a “hazardous waste”, pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., (xii) defined as “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Responsibility Compensations, and Liability Act, 42 U.S.C. 9601 et seq., or (xiii) regulated under the Toxic Substances Control Act, 156 U.S.C. 2601 et seq.

b. The term “Hazardous Materials Laws” shall mean any local, state and federal laws, rules, regulations, or ordinances relating to the use, generation, transportation, analysis, manufacture, installation, release, discharge, storage or disposal of Hazardous Material.

c. The term “Lessor’s Agents” shall mean Lessor’s agents, representatives, employees, contractors, subcontractors, directors, officers and partners.

d. The term “Lessee’s Agents” shall mean Lessee’s agents, representatives, employees, contractors, subcontractors, directors, officers, partners, invitees, or with Lessee’s knowledge, control or consent any other person in or about the Premises.

33.2 Lessee’s Right to Investigate: Lessee shall be entitled to cause such inspection, soils and ground water tests, and other evaluations to be made of the Premises as Lessee deems necessary regarding (i) the presence and use of Hazardous

Materials in or about the Premises, and (ii) the potential for exposure to Lessee’s employees and other persons to any Hazardous Materials used and stored by previous occupants in or about the Premises. Lessee shall provide Lessor with copies of all inspections, tests and evaluations. Lessee shall indemnify, defend and hold Lessor harmless from any cost, claim or expense arising from such entry by Lessee or from the performance of any such investigation by such Lessee other than such as may arise from the mere discovery of an existing condition.

33.3 Lessor’s Representations: Lessor hereby represents and warrants to the best of Lessor’s knowledge that the Premises are, as of the date of this Lease, in compliance with all Hazardous Material Laws and Lessor has not received any written notification of the existence of any violation of Hazardous Materials Laws in or about the Premises.

33.4 Lessee’s Obligation to Indemnify: Lessee, at its sole cost and expense, shall indemnify, defend, protect and hold Lessor and Lessor’s Agents harmless from and against any and all cost or expenses, including those described under subparagraphs i, ii and iii herein below set forth, arising from or caused in whole or in part, directly or indirectly by:

a. Lessee’s or Lessee’s Agents’ use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Material to, in, on, under, about or from the Premises other than in accordance with Hazardous Materials Laws; or

b. Lessee’s or Lessee’s Agents failure to comply with Hazardous Material laws; or

c. Any release of Hazardous Material to, in, on, under, about, from or onto the Premises caused by or occurring as a result of acts or omissions of Lessee or Lessee’s Agents or occurring during the Lease Term, except ground water contamination from other parcels where the source is from off the Premises not arising from or caused by Lessee or Lessee’s Agents.

The cost and expenses indemnified against include, but are not limited to the following:

i. Any and all claims, actions, suits, proceedings, losses, damages, liabilities, deficiencies, forfeitures, penalties, fines, punitive damages (resulting from the acts or omissions of Lessee or Lessee’s Agents), cost or expenses;

ii. Any claim, action, suit or proceeding for personal injury (including sickness, disease, or death), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources of the environment, nuisance, pollution, contamination, leaks, spills, release or other adverse effects on the environment;

iii. The cost of any repair, clean-up, treatment or detoxification of the Premises necessary to bring the Premises into compliance with all Hazardous Material Laws, including the preparation and implementation of any closure, disposal, remedial action, or other actions with regard to the Premises, and expenses (including, without limitation, reasonable attorney’s fees and consultants fees, investigation and laboratory fees, court cost and litigation expenses).

33.5 Lessee’s Obligation to Remediate Contamination: Lessee shall, at its sole cost and expense, promptly take any and all action necessary to remediate contamination of the Premises by Hazardous Materials during the Lease Term that is caused by the acts or omissions of Lessee or Lessee’s Agents.

33.6 Obligation to Notify: Lessor and Lessee shall each give written notice to the other as soon as reasonably practical of (i) any communication received from any governmental authority concerning Hazardous Material which related to the Premises and (ii) any contamination of the Premises by Hazardous Materials which constitutes a violation of any Hazardous Material Laws.

33.7 Survival: The obligations of Lessee under this Section 33 shall survive the Lease Term or earlier termination of this Lease.

33.8 Certification and Closure: On or before the end of the Lease Term or earlier termination of this Lease, Lessee shall deliver to Lessor a certification executed by Lessee stating that, to the best of Lessee’s knowledge, there exists no violation of Hazardous Material Laws resulting from Lessee’s obligation in Paragraph 33. If pursuant to local ordinance, state or federal law, Lessee is required, at the expiration of the Lease Term, to submit a closure plan for the Premises to a local, state or federal agency, then Lessee shall comply at its sole cost and expense with the requirements of the closure plan and furnish to Lessor a copy of such plan.

33.9 Prior Hazardous Materials: Lessee shall have no obligation to clean up or to hold Lessor harmless with respect to any Hazardous Material or wastes discovered on the Premises, except as a result of Environmental Surcharges, which were not introduced into, in, on, about, from or under the Premises during the Lease Term or ground water contamination from other parcels where the source is from off the Premises not arising from or caused by Lessee or Lessee’s Agents, and Lessee shall not be liable for such costs and expenses.

34. Brokers: Lessor and Lessee represent that they have not utilized or contacted a real estate broker or finder with respect to this Lease other than Liberty Greenfield/California Inc. (“LGCI”) and Lessee agrees to indemnify and hold Lessor harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessee other than LGCI. Lessor shall at its sole cost and expense pay the brokerage commission per Lessor’s standard commission schedule and terms and upon occupancy of the Premises by Lessee in accordance with Exhibit F. Lessor represents and warrants that it has not utilized or contacted a real estate broker or finder with respect to this Lease other than LGCI and Lessor agrees to indemnify and hold Lessee harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessor.

35. Option to Extend

A. Option: Lessor hereby grants to Lessee three (3) separate and sequential options to extend the Lease Term, with each extended term to be for a period of sixty (60) months, on the following terms and conditions:

(i) Lessee shall give Lessor written notice of its exercise of its option to extend no earlier than twelve (12), nor later than six (6) calendar months before the Lease Term would end but for said exercise. Once Lessee delivers a notice of exercise of an option to extend the Lease Term it may not be withdrawn and such notice shall operate to extend the Lease Term. Upon any extension of the Lease Term pursuant to this Section 35, the term “Lease Term” as used in this Lease shall thereafter include the then extended term. Time is of the essence.

(ii) Lessee may not extend the Lease Term pursuant to any option granted by this Section 35 if Lessee is in default as of the date of the exercise of its option. If Lessee has committed a default by Lessee as defined in Section 14 or 32 that has not been cured or waived by Lessor in writing by the date that any extended term is to commence, then Lessor may elect not to allow the Lease Term to be extended, notwithstanding any notice given by Lessee of an exercise of this option to extend.

(iii) All terms and conditions of this Lease shall apply during the extended term, except that the base rent and rental increases for each extended term shall be determined as provided in Section 35 (B) below

(iv) The option rights of Equinix Operating Co., Inc., granted under this Section 35 are granted for Equinix Operating Co, Inc., personal benefit and may not be assigned or transferred by Equinix Operating Co, Inc., other than to an Excepted Party, or exercised if Equinix Operating Co., Inc., or an Excepted Party, is not occupying the Premises at the time of exercise.

B. Extended Term Rent - Option Period: The monthly Rent for the Premises during the extended term shall be as described on Exhibit G:

36. Approvals: Whenever in this Lease the Lessor’s or Lessee’s consent is required, such consent shall not be unreasonably or arbitrarily withheld or delayed. In the event that the Lessor or Lessee does not respond to a request for any consents which may be required of it in this Lease within ten business days of the request of such consent in writing by the Lessee or Lessor, such consent shall be deemed to have been given by the Lessor or Lessee.

37. Authority: Each party executing this Lease represents and warrants that he or she is duly authorized to execute and deliver the Lease. If executed on behalf of a corporation, that the Lease is executed in accordance with the by-laws of said corporation (or a partnership that the Lease is executed in accordance with the partnership agreement of such partnership), that no other party’s approval or consent to such execution and delivery is required, and that the Lease is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

38. Indemnification of Lessor: Except to the extent caused by (i) a breach of this Lease by Lessor beyond any applicable notice and cure period as provided herein; or (ii) the sole negligence or willful misconduct of Lessor or Lessor’s Agents, Lessee shall defend, indemnify and hold Lessor harmless from and against any and all obligations, losses, costs, expenses, claims, demands, attorney’s fees, investigation costs or liabilities on account of, or arising out of the use, condition or occupancy of the Premises or any act or omission to act of Lessee or Lessee’s Agents or any occurrence in, upon, about or at the Premises, including, without limitation, any of the foregoing provisions arising out of the use, generation, manufacture, installation, release, discharge, storage, or disposal of Hazardous Materials by Lessee or Lessee’s Agents. It is understood that Lessee is and shall be in control and possession of the Premises and that Lessor shall in no event be responsible or liable for any injury or damage or injury to any person whatsoever, happening on, in, about, or in connection with the Premises, or for any injury or damage to the Premises or any part thereof unless caused by (i) a breach of this Lease by Lessor beyond any applicable notice and cure period as provided herein; or (ii) the sole negligence or willful misconduct of Lessor or Lessor’s Agents. This Lease is entered into on the express condition that Lessor shall not be liable for, or suffer loss by reason of injury to person or property, from whatever cause, which in any way may be connected with the use, condition or occupancy of the Premises or personal property located herein unless caused by (i) a breach of this Lease by Lessor beyond any applicable notice and cure period as provided herein; or (ii) the sole negligence or willful misconduct of Lessor or Lessor’s Agents. The provisions of this Lease permitting Lessor to enter and inspect the Premises are for the purpose of enabling Lessor to become informed as to whether Lessee is complying with the terms of this Lease and Lessor shall be under no duty to enter, inspect or to perform any of Lessee’s covenants set forth in this Lease. Lessee shall further indemnify, defend and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation to Lessee’s part to be performed under the terms of this Lease. The provisions of Section 38 shall survive the Lease Term or earlier termination of this Lease with respect to any third party claims, damage, injury or death occurring during the Lease Term.

39. Successors And Assigns: The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

40. Miscellaneous Provisions: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law and are in addition to all other rights or remedies in law and in equity.

41. Choice of Law: This lease shall be construed and enforced in accordance with the substantive laws of the State of California. The language of all parts of this lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee.

42. Entire Agreement: This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided for herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

In Witness Whereof, Lessor and Lessee have executed this Lease, the day and year first above written.

Lessor		Lessee
Mission West Properties, L.P. By: Mission West Properties, Inc., its general partner		Equinix Operating Co., Inc.

By:	/s/ R. V. Marino	By:	/s/ RENEE F. LANAM
Signature of authorized representative		Signature of authorized representative

Title President and COO		Title CHIEF FINANCIAL OFFICER

June 9, 2005		June 8, 2005
Date		Date

Guarantee of Lease

This Guarantee of Lease (“Guarantee”) is given by Equinix, Inc. (“Equinix”), a Delaware corporation in accordance with the following terms and conditions.

WHEREAS, a certain Lease (“Lease”) by and between Mission West Properties L.P., a Delaware limited partnership (“Lessor”) and, Equinix Operating Co., Inc., a Delaware corporation (“Lessee”) and a subsidiary of Equinix, covering the premises at 255 Caspian Drive, in the City of Sunnyvale, County of Santa Clara, State of California, will be executed concurrently herewith and is incorporated herein by this reference; and

WHEREAS, Lessor requires as a condition to Lessor’s execution of the Lease that Equinix guarantee the full performance of the obligations of Lessee under the Lease; and

WHEREAS, Equinix desires that Lessor enter into the Lease with Lessee.

NOW THEREFORE, in consideration of the execution of the Lease by Lessor, Equinix hereby unconditionally guarantees the full performance of each an every term, covenant, and condition of the Lease to be kept and performed by Lessee, including the payment of all rent and other sums required to be paid by Lessee thereunder.

Equinix further agrees as follows:

1. This Guarantee and Equinix’s obligations hereunder shall continue in favor of Lessor notwithstanding any extension, modification, amendment, alteration or assignment of the Lease. No extension, modification, amendment, alteration, or assignment of the Lease shall in any manner release or discharge Equinix. The obligations of Equinix hereunder shall in no way be terminated, affected or impaired by reason of the failure of Lessor to enforce any of the terms, covenants or conditions of the Lease or this Guarantee, or by reason of Lessor’s granting of any indulgence or extension of time to Lessee, all of which may be done without notice to Equinix

2. This Guarantee shall continue unchanged by any bankruptcy, reorganization, arrangement, assignment for the benefit of creditors or insolvency of Lessee, or by any disaffirmance or abandonment of the Lease by a trustee or other successor in bankruptcy of Lessee.

3. Lessor may, without notice to Equinix, assign this Guarantee, in whole or in part. No assignment or transfer of the Lease or this Guarantee by Lessor shall affect, or otherwise extinguish or diminish, the liability of Equinix hereunder.

4. The liability of Equinix under this Guarantee shall be primary. If any cause of action or remedy occurs to Lessor under the Lease or this Guarantee, Lessor may proceed directly against Equinix without first having taken any actions or pursued any remedy, against Lessee. Equinix expressly waives any rights which it may otherwise have to require Lessor to proceed against Lessee or Lessee’s property pursuant to the provisions of Sections 2845 and 2850 of the California Civil Code (“Code”).

5. Equinix shall pay all reasonable attorneys’ fees, costs and expenses incurred by Lessor in enforcing this Guarantee; provided, however, that if any such action is settled or prosecuted to judgment in Equinix’s favor, then Equinix shall be entitled to payment from Lessor of all reasonable attorney’s fees and costs and expenses incurred by Equinix, in connection with such action.

6. Equinix expressly waives its rights to be exonerated hereunder pursuant to the provisions of Sections 2819 and 2945 of the Code or pursuant to any other statute of rule of law or similar import.

7. The terms and provisions of the Guarantee shall be binding upon and inure to the benefit of the respective successors and assigns of the parties herein named. For the purposes of the Guarantee, the term “Lessor” shall include all successors and assigns of Lessor, and the term Equinix shall include all successors and assigns of Equinix

8. Equinix hereby represents that Lessee is a wholly-owned subsidiary of Equinix, and that Lessee is validly formed and legally existing.

9. The individual executing this Guarantee on behalf of Equinix represents and warrants that he or she is duly authorized to execute and deliver this Guarantee on behalf of Equinix in accordance with the bylaws of Equinix, that no other party’s approval or consent to such execution and delivery is required, and that the Guarantee is binding upon Equinix in accordance with its terms.

10. This Guarantee shall be construed and enforced in accordance with the substantive laws of the State of California. The language of all parts of this Guarantee shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Equinix or Lessor.

11. This Guarantee shall be valid until Lessee has performed all its obligations under the Lease and any extensions thereof. Equinix shall not be obligated for any claims for payment not first made within one (1) year of the expiration of the Lease Term (including any options that are exercised to extend the Lease Term). Notwithstanding the above, no time limitation shall apply to Equinix’s obligations under this Guarantee for any claim made by a third party and any obligations of Lessee under Section 33 of the Lease that occurred during the Lease Term.

IN WITNESS WHEREOF, Equinix has caused the Guarantee to be executed on June 8, 2005.

Equinix, Inc., a Delaware corporation

By:	/s/ RENEE F. LANAM
Title:	Chief Financial Officer